NEWS RELEASE

Contact:	Barry Bass	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(301) 986-9200	(615) 254-3376
FIRST POTOMAC REALTY TRUST NAMES ALAN MERTEN
TO BOARD OF TRUSTEES
BETHESDA, Md. — (October 31, 2005) — First Potomac Realty Trust (NYSE:FPO) today announced that Alan G. Merten has joined its Board of Trustees. Dr. Merten’s appointment increases the size of the Company’s Board to eight Trustees.
Dr. Merten is President of George Mason University, an innovative, entrepreneurial institution located in Northern Virginia with national distinction in a range of academic fields. George Mason’s enrollment now exceeds 29,600, with students in 148 degree programs at campuses in Arlington, Fairfax and Prince William with a campus in Loudoun County projected to open in fall 2009. Dr. Merten was previously the Dean of the Johnson Graduate School of Management of Cornell University, the Dean of the College of Business Administration at the University of Florida and Associate Dean for Executive Education and Computing Services at the University of Michigan. He has held academic appointments in both engineering and business, and academic and business positions in Hungary and France. Dr. Merten serves on the Board of Directors of the Greater Washington Board of Trade, Inova Health System and several information technology companies.
Douglas J. Donatelli, chief executive officer of First Potomac Realty Trust, stated, “We are delighted with the addition of Alan Merten to our Board of Trustees. His unique mix of experience in the business and academic world will provide valuable insights to our business and the strategic direction of our company. We look forward to his contributing to the continued success of First Potomac Realty.”
About First Potomac Realty Trust
First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning and operating industrial and flex properties in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland. The Company owns a 107-building portfolio totaling approximately 8.0 million square feet. The Company’s largest tenant is the U.S. Government. The Company has completed $525 million in acquisitions in 22 separate transactions since it completed its initial public offering in October 2003, including $184 million in acquisitions to date in 2005.
First Potomac’s press releases are available at www.first-potomac.com or by contacting the Company at 301-986-9200.
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